UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2026

XBP Global Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40206	85-2002883
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

6641 N. Belt Line Road, Suite 100 Irving, Texas	75063
(Address of principal executive offices)	(Zip Code)

(844) 935-2832

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	XBP	The Nasdaq Capital Market
Redeemable warrants, each ten warrants exercisable for one share of common stock at an exercise price of $115.00	XBPEW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 11, 2026, XBP Global Holdings, Inc. (the “Company”) entered into securities purchase agreements (the “Purchase Agreements”) with certain accredited investors (the “Purchasers”), for the sale by the Company in a private placement (the “Private Placement”) of an aggregate of 2,275,245 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), at a weighted purchase price of approximately $2.66 per Share, for aggregate gross proceeds to the Company of approximately $6.05 million.

HCI, LLC (“HCI”), an affiliate of HGM Limited (“HGM”), participated as a Purchaser in the Private Placement, purchasing 204,946 shares of Common Stock. Mr. Par Chadha, the Executive Chairman of the Company’s Board of Directors (the “Board”), is the Chairman of HGM. Additionally, certain funds managed by investment advisers affiliated with Avenue Capital Group (“Avenue”) participated as a Purchaser in the Private Placement, purchasing 600,000 shares of Common Stock. Mr. Randal Klein, a member of the Board, is a portfolio manager at Avenue. Andrej Jonovic, Chief Executive Officer of the Company and Dejan Avramovic, Chief Financial Officer of the Company, participated as Purchasers in the Private Placement, purchasing 31,500 shares and 8,833 shares of Common Stock, respectively. All purchases made by HCI, Avenue, Mr. Jonovic, and Mr. Avramovic and certain other employees and a former consultant of the Company were made at a per share price of $2.83, which is the consolidated closing bid price of the Common Stock immediately preceding entry into the Private Placement, and the remainder of the Shares were purchased at a per share price of $2.55.

The closing of the Private Placement is expected to occur on or before September 15, 2026, subject to the satisfaction of certain customary closing conditions. The Purchase Agreements contain customary representations, warranties and covenants by the Company, customary indemnification obligations of the Company, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreements were made only for purposes of the Purchase Agreements and as of specific dates, were solely for the benefit of the parties to such agreement and were subject to limitations agreed upon by the contracting parties.

Cantor Fitzgerald & Co. (“Cantor”) acted as placement agent for the Private Placement.

The Shares issuable pursuant to the Purchase Agreements will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D promulgated thereunder. The Company relied on these exemptions from registration based in part on representations made by the Purchasers.

On September 11, 2026, in connection with the Purchase Agreements, the Company entered into Registration Rights Agreements with the Purchasers (each, a “Registration Rights Agreement” and collectively, the “Registration Rights Agreements”). The Registration Rights Agreements provide, among other things, that the Company will file with the Securities and Exchange Commission (the “SEC”) a registration statement registering the resale of the Shares no later than September 22, 2026. The Company agreed to use commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof.

In connection with the Private Placement, the officers, directors and certain stockholders of the Company each executed a lock-up agreement, pursuant to which each such person agreed, without the prior written consent of Cantor and subject to certain exceptions, not to (i) directly or indirectly, offer for sale, sell, pledge or otherwise dispose of any shares of Common Stock (including shares of Common Stock that may be deemed to be beneficially owned or hereafter acquired) or securities convertible into or exercisable or exchangeable for Common Stock, (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of Common Stock, or (iii) publicly disclose the intention to do any of the foregoing, for a period ending on the earlier of (a) the 30th day following the date on which the Company’s registration statement registering for resale the Shares issued in the Private Placement has been declared effective by the SEC or (b) the 60th day following the closing of the Private Placement.

The foregoing description of the Purchase Agreements and the Registration Rights Agreements does not purport to be complete and is qualified in its entirety by reference to the text of the Purchase Agreements and the Registration Rights Agreements, the forms of which are filed as Exhibits 10.1 and 10.2 hereto, respectively, and are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K regarding the Private Placement is incorporated by reference in this Item 3.02.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Securities Purchase Agreement
10.2	Form of Registration Rights Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 14, 2026

XBP GLOBAL HOLDINGS, INC.

By:	/s/ Dejan Avramovic
Dejan Avramovic
Chief Financial Officer